Exhibit 5

November 13, 2012

Unit Corporation

7130 South Lewis, Suite 1000

Tulsa, Oklahoma 74136

Re:	$400,000,000 Aggregate Principal Amount

of 6 5/8% Senior Subordinated Notes due 2021

Gentlemen:

We have acted as counsel to Unit Corporation, a Delaware corporation (the “Company”), in connection with the issuance by the Company of up to $400,000,000 aggregate principal amount of 6 5/8% Senior Subordinated Notes due 2021 (the “Exchange Notes”) and the guarantees of the Exchange Notes (the “Guarantees”) by Unit Drilling Company, an Oklahoma corporation, Unit Petroleum Company, an Oklahoma corporation, Superior Pipeline Company, L.L.C., an Oklahoma limited liability company, Unit Texas Drilling, L.L.C., an Oklahoma limited liability company, Unit Drilling USA Colombia, L.L.C., a Delaware limited liability company, Unit Drilling Colombia, L.L.C., a Delaware limited liability company, Unit Texas Company, an Oklahoma corporation, Superior Pipeline Texas, L.L.C., an Oklahoma limited liability company, Superior Appalachian Pipeline, L.L.C., an Oklahoma limited liability company, Unit Drilling and Exploration Company, a Delaware corporation, Petroleum Supply Company, an Oklahoma corporation, and Preston County Gas Gathering, L.L.C., a Delaware limited liability company (collectively, the “Guarantors”), under an Indenture dated as of May 18, 2011 (the “Base Indenture”), between the Company and Wilmington Trust, National Association (formerly Wilmington Trust FSB) (the “Trustee”), as supplemented by that certain First Supplemental Indenture dated as of May 18, 2011, among the Company, the Guarantors and the Trustee (the “Supplemental Indenture”, together with the Base Indenture, the “Indenture”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 13, 2012 (the “Registration Statement”). The Exchange Notes and the Guarantees will be issued in exchange for the Company’s outstanding 6 5/8% Senior Subordinated Notes due 2021 issued on July 24, 2012 and the related guarantees on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with the respect to the issuance of the Exchange Notes and the Guarantees.

In connection with our rendering of the opinion contained herein, we have examined: (i) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the Indenture; and (iii) such other proceedings, documents, records and matters as we have deemed necessary or appropriate to enable us to render the opinion set forth below.

November 13, 2012

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto (other than the Company and the Guarantors) had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties (other than the Company and the Guarantors) of such documents, and, as to parties other than the Company and the Guarantors, the validity and binding effect on such parties.

Our opinion set forth below is limited to the laws of the State of New York and the State of Oklahoma, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. We do not express any opinion herein concerning the laws of any other jurisdiction.

In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes and Guarantees will be issued in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Exchange Notes, when delivered by the Company in the manner contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

2. The Guarantees, when delivered by the respective Guarantors in the manner contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

We express no opinion as to the validity, binding effect or enforceability of any provision of the Exchange Notes or the Guarantees which purport to: (i) give the right of specific performance; (ii) alter rules of civil procedure or evidence; (iii) waive defenses, rights, notices, remedies and/or demands absent a showing of clear intent and knowing waiver or to the extent such rights are not waivable under statute or pursuant to public policy; (iv) create and govern a trustee or creditor in possession status; (v) create indemnities or exculpate a party from liability for its own willful misconduct or gross negligence or where such indemnification or exculpation is contrary to public policy or prohibited by law; (vi) prevent the modification of written documents by oral agreements; (vii) provide for recovery of attorneys’ fees or other expenses of enforcement; (viii) provide for additional interest after default or any other provision imposing charges, fees or other amounts not reasonably related to the costs incurred by the payee and which in any such case are held to be a penalty or forfeiture (including, without limitation, any prepayment penalties or premium); or (ix) provide for severability of contractual provisions.

November 13, 2012

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder. The effective date of this opinion is the date first set forth above, and we do not undertake to advise you of any matter brought to our attention thereafter which would or may modify, in whole or in part, any or all of the foregoing.

Yours very truly,

CONNER & WINTERS, LLP

/s/ Conner & Winters, LLP